Exhibit 10.1

625 WESTPORT PKWY., GRAPEVINE, TX. 76051 P: 817 424 2000 F: 817 424 2002

May 8, 2019

Mr. Daniel J. Kaufman
625 Westport Parkway
Grapevine, Texas 76051
RE:    Amendment to Executive Employment Agreement
Dear Dan:
This letter agreement (this “Amendment”) amends the Executive Employment Agreement dated October 1, 2012, as amended March 1, 2018 and May 31, 2018 (the “Employment Agreement”) between you and GameStop Corp. Except as otherwise noted in Section 1 below, the changes described herein will be effective upon your countersignature of this Amendment.
1.    Effective May 10, 2019, the first four sentences of Section 1 of the Employment Agreement are hereby deleted and replaced with the following:

Executive will be employed as the Company’s Executive Vice President and Chief Transformation Officer and will report directly to the Company’s Chief Executive Officer. In these capacities, Executive will perform such executive duties relating the Company’s transformation and profit improvement initiative as may be assigned to him by the Chief Executive Officer.

2.    The title of Section 5(c)(i) of the Employment Agreement is hereby replaced with “Base Salary.”

3.    The second sentences of each of Sections 5(c)(i), 5(c)(ii) and 5(c)(iv) of the Employment Agreement are hereby deleted and replaced with the following: “Such payment shall be made to Executive in a lump sum at the time specified in Section 5(d), below.”

4.    Section 5(c)(v) of the Employment Agreement is hereby renumbered as Section 5(c)(vi) (with corresponding adjustments to any cross-references to that section) and the following paragraph is inserted as new Section 5(c)(v):

(v)    Pro-Rata Bonus. If such termination occurs during the fiscal year ending January 30, 2021, the Executive will receive any annual bonus that would otherwise have been payable to him with respect to that fiscal year (but for such

May 8, 2019

termination) based on actual performance through the end of that fiscal year; provided that the amount of such bonus will be pro-rated to reflect the fraction of the fiscal year actually worked by Executive. Such pro-rata bonus will be paid at the same time as annual bonuses are generally paid to active executive officers of the Company for that fiscal year.

5.    The following new Section 5(d) is hereby added to the Employment Agreement:

(d)    The payments, rights and benefits described in Sections 5(c)(i)-(v) and 6 are conditioned on Executive’s execution and delivery to the Company of a general release of claims against the Company and its affiliates in such form as the Company may reasonably require (the “Release”) and on such Release becoming irrevocable on or before the 60th day following Executive’s termination of employment. Subject to Section 7, the payments described in Sections 5(c)(i) - (iv) will be paid or commence to be paid within 14 days after the Release becomes irrevocable, provided, however, that if the 60 day period following Executive’s termination of employment spans two calendar years, then such payments will be paid or commence to be paid within 14 days after the later of such Release becoming irrevocable or the start of that second calendar year.

6.    Section 6 of the Employment Agreement is hereby re-designated as Section 6(a) and the following new Section 6(b) is added:

(b)    2019 and Later Awards. Notwithstanding Section 6(a) above, with respect to any equity awards granted to Executive during or following 2019:

(i)    In the event of a cessation of Executive’s employment due to his Disability, termination by the Company without Cause, or resignation with Good Reason: (A) all service-based vesting conditions applicable to equity awards held by Executive immediately prior to such cessation will then be deemed satisfied (to the extent not already satisfied); and (B) with respect to each performance-vested equity award held by Executive immediately prior to such cessation and for which the performance period is not then complete, such award will remain outstanding and will vest, if at all, based on actual performance through the end of the applicable performance period.

(ii)    In the event of a cessation of Executive’s employment due to his death: (A) all service-based vesting conditions applicable to equity awards held by Executive immediately prior to such cessation will then be deemed satisfied (to the extent not already satisfied); and (B) with respect to each performance-vested equity award held by Executive immediately prior to such cessation and for which the performance period is not then complete, such awards will then vest at the target level.

May 8, 2019

7.    You agree and acknowledge that (a) any equity awards granted to you in fiscal 2019 will not be subject to the Company’s Amended and Restated Retirement Policy for 12 months following the date of grant (rather than six months following the date of grant, as would ordinarily be the case under the terms of that policy), and (b) the Compensation Committee may elect not to issue equity awards to you in fiscal 2020.

8.    You hereby waive the “Good Reason” basis for resignation that would otherwise arise under Section 4(e)(ii) of the Employment Agreement as a result of the change in your title and position reflected in Section 1 of this Amendment and as a result of any associated changes in your authority, duties or responsibilities. You further agree and acknowledge that the items described in paragraph 7 above (relating to 2019 and 2020 equity awards) do not and will not constitute a “Good Reason” basis for your resignation. In consideration of the foregoing, the Company agrees that if you remain in continuous service with the Company through June 1, 2020, any resignation from employment by you during June 2020 will be treated for all purposes of your Employment Agreement as a resignation with Good Reason.

9.    The Company will reimburse your reasonable legal fees incurred in connection with the negotiation and documentation of this Amendment, up to a maximum of $5,000.

Except as otherwise set forth in this Amendment, all of the terms and conditions of the Employment Agreement remain unchanged. In addition, for avoidance of doubt, all of the terms and conditions of the Retention Agreement between you and GameStop Corp. dated May 31, 2018 remain unchanged.
To confirm your agreement with the foregoing, please countersign this Amendment in the space below provided.
GAMESTOP CORP.

By:	/s/ George E. Sherman
Name:	George E. Sherman
Title:	Chief Executive Officer

Agreed on May 8, 2019:

/s/ Daniel J. Kaufman
Daniel J. Kaufman